                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

Sahara Pavilion North U.S., Inc., a Nevada corporation


Pan Pacific Development (Chino), Inc., a Delaware corporation


Pan Pacific Development (Kentucky) Inc., a Kentucky corporation


Pan Pacific Development (New Mexico) Inc., a New Mexico corporation


Pan Pacific Development (Olympia Square) Inc., a Washington corporation


Pan Pacific Development (Rosewood), Inc., a California corporation



Pan Pacific Development (Tennesee), Inc., a Delaware limited partnership



PPD (Tennessee) Acquisition, Inc., a Delaware corporation



Tanasbourne Limited Partnership, an Oregon limited partnership


Melrose Village Plaza Partners, a California partnership


North Coast Health Center, a California joint venture partnership